 Exhibit 10.24

AMERICAN INTERNATIONAL GROUP, INC.

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between _________________________ (the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”).

Each term defined in the American International Group, Inc. 2012 Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I.              Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “AIG”) shall terminate on _______________ (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG and shall no longer report to work for AIG.  For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II.         Severance

[Non Grandfathered (Newly Eligible) Participants]

The Employee shall receive a lump sum severance payment in the gross amount of $_______________, less applicable tax withholdings paid out in a lump sum as soon as practicable following the [INSERT FOR EMPLOYEES 40 AND OLDER: Effective Date of the Agreement] [INSERT FOR EMPLOYEES UNDER 40: date the Agreement is fully executed] but in no event later than March 15th of the year immediately following the Termination Year in accordance with Section IV.B(2) of the Plan.  [If terminated after March 31st: The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated in accordance with Section IV.B(1)(b) of the Plan and payable when such incentives are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award.  As required by the US Tax Code, the first short-term incentive bonus payment will be reduced by the FICA and Medicare withholdings required in connection with the whole short-term incentive bonus.]  [If terminated before prior year’s STI is paid: The Employee shall also receive a lump sum cash payment equal to the Employee’s annual short-term incentive bonus for the Prior Year if such bonus has not been paid as of the date of termination calculated in accordance with Section IV.B.(1)(a) of the Plan and payable when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award.

 [If terminated on or before March 31st and the Compensation and Management Resources Committee Determines to Provide a Voluntary Entitlement to Prorated Short-term Incentive for the Termination Year:     In addition to the payments payable to Employee under the Plan, pursuant to this Agreement, the Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year adjusted for the actual performance of the Company and payable when such incentives are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award. As required by the US Tax Code, the first short-term incentive bonus payment will be reduced by the FICA and Medicare withholdings required in connection with the whole short-term incentive bonus.]

  [If terminated on or before March 31st and the Compensation and Management Resources Committee Determines to Provide a Voluntary Entitlement to the Economic Equivalent of the 2016 Long Term Incentive target:     In addition to the payments payable to Employee under the Plan, pursuant to this Agreement, the Employee shall also receive a significant contributor enhanced severance payment in a lump sum in the amount of $[Amount of Annual Long-Term Target]  (less applicable tax withholdings), paid out in a lump sum as soon as practicable following the Effective Date of the Agreement, but in no event later than 60 days following the Effective Date of the Agreement.]

Any bonus or incentive compensation paid to Employee is subject to the AIG Clawback Policy as may be amended from time to time.

[Grandfathered, Old Plan Participants]

The Employee shall receive a lump sum severance payment in the gross amount of $_______________, less applicable tax withholdings paid out in a lump sum as soon as practicable following the [INSERT FOR EMPLOYEES 40 AND OLDER: Effective Date of the Agreement] [INSERT FOR EMPLOYEES UNDER 40: date the Agreement is fully executed] but in no event later than March 15th of the year immediately following the Termination Year in accordance with Section IV.C of the Plan.

            [If terminated after March 31st  The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated in accordance with Section IV.B(1)(b) of the Plan and payable when such incentives are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award.  As required by the US Tax Code, the first short-term incentive bonus payment will be reduced by the FICA and Medicare withholdings required in connection with the whole short-term incentive bonus]. [If annual short-term bonus for prior year has not been paid as of the date of termination The Employee shall also receive a lump sum cash payment equal to the Employee’s annual short-term incentive bonus for the Prior Year calculated in accordance with Section IV.B. (1)(a) of the Plan and payable when annual short-term incentive bonuses for the Prior Year are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award.]  The Employee shall also be paid accrued wages, reimbursed expenses, and any accrued, unused paid time off (“PTO”) as of the Termination Date.  The Employee shall not accrue any PTO after the Termination Date.

[If terminated on or before March 31st and the Compensation and Management Resources Committee Determines to Provide a Voluntary Entitlement to Prorated Short-term Incentive for the Termination Year:     In addition to the payments payable to Employee under the Plan, pursuant to this Agreement, the Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year adjusted for the actual performance of the Company and payable when such incentives are regularly paid to similarly-situated active employees, 50% in the first quarter of the year following the performance year and 50% following the anniversary of the award. As required by the US Tax Code, the first short-term incentive bonus payment will be reduced by the FICA and Medicare withholdings required in connection with the whole short-term incentive bonus.]

[If terminated on or before March 31st and the Compensation and Management Resources Committee Determines to Provide a Voluntary Entitlement to the Economic Equivalent of the 2016 Long Term Incentive target:     In addition to the payments payable to Employee under the Plan, pursuant to this Agreement, the Employee shall also receive a significant contributor enhanced severance payment in a lump sum in the amount of $[Amount of Annual Long-Term Target]  (less applicable tax withholdings), paid out in a lump sum as soon as practicable following the Effective Date of the Agreement. but in no event later than 60 days following the Effective Date of this Agreement.]

Any bonus or incentive compensation paid to Employee is subject to the AIG Clawback Policy as may be amended from time to time.

III.        Deferred Compensation Plans

A.   [Include applicable plans:] SICO Plans

The Employee has been a participant in the Starr International Company, Inc. (“SICO”) Deferred Compensation Profit Participation Plans (the “SICO Plans”).  The SICO

Plans mature two years from the inception of such plan (the “Maturity Date”).  On the Maturity Date, a certain number of shares of AIG Common Stock were set aside for the Employee in accordance with the terms thereof (with respect to the SICO plans, the total set aside shares which the Employee would have received at final distribution is a total of                        ; hereinafter the “SICO AIG Shares.”)

The provisions of the SICO Plans normally would deny the Employee any right to the shares set aside for the Employee if the Employee’s employment were to terminate prior to age 65.  Nevertheless, in consideration of the Employee’s service to the Company and its affiliates and the Employee’s compliance with the provisions in this Agreement, the Company will recommend to the Compensation and Management Resources Committee (the “CMRC”) the reinstatement of the Employee’s contingent rights to the SICO AIG Shares.  This agreement and recommendation are subject to the conditions that:

a.    Promptly after the Termination Date the Employee shall have requested the Board of Directors of SICO in writing to reinstate the Employee’s contingent rights to the SICO AIG Shares set aside for the Employee under the SICO Plans, it being understood that payment of such Shares shall be subject to the Employee having satisfied the conditions set forth in sub-Sections III.A.b through d below.  If and when the Employee receives a letter from SICO regarding the continued set-aside of the SICO AIG Shares, the Employee must promptly forward a copy of that letter to AIG’s Vice President - Global Compensation and Benefits.

b.    During the Employee’s employment with AIG and until the Employee reaches the age of 65, the Employee shall not, without the prior written consent of the Company, have performed any services for any person other than AIG if such services, in the sole discretion of the CMRC, upon the recommendation of the Chief Executive Officer of the Company, may be deemed to be in competition with the Company, its subsidiaries or its affiliates (collectively, the “AIG Family”);

c.    During the Employee’s employment with AIG and thereafter until the Employee reaches the age of 65, the Employee shall not have performed any acts which could be considered by the Compensation Committee, upon the recommendation of the Chief Executive Officer of the Company, to be detrimental to the name, reputation or interest of a member of the AIG Family, including, but not limited to, the inducement of any other person to leave the employ of a member of the AIG Family, or the inducement of any person placing insurance or reinsurance with a member of the AIG Family or purchasing any other product or service from a member of the AIG Family to transfer such business to a person or entity unrelated to the AIG Family; and

d.    The CMRC, as constituted at the time the Employee reaches the age of 65, shall have reviewed the Employee’s performance with respect to the conditions set forth in preceding sub-Sections III.A.a through c and determined that the Employee satisfied such conditions, and thereafter the Employee shall have so advised SICO and requested SICO to pay the SICO AIG Shares payable under the SICO Plans.  The Company agrees that it shall use its best efforts to cause the review of the Employee’s performance referred to in this sub-Section III.A. d to be completed (and the determination of the CMRC communicated to the Employee in writing) within four months after the Employee reaches the age of 65.

            If the conditions stated in sub-Sections III.A.a through d above are fully satisfied and SICO fails to pay to the Employee the SICO AIG Shares (plus any shares attributable to stock splits or stock dividends paid prior to the payment of the SICO AIG Shares to the Employee) in accordance with the elections made by the Employee, the Company will pay any such unpaid shares or a cash equivalent valued as of the date the Employee was originally scheduled to receive distribution of the shares to the Employee within six months from SICO’s failure to pay, provided that the Employee (or the Employee’s estate if the Employee is deceased) assigns to the Company any rights or claims that the Employee may have to any such unpaid shares from SICO or any other entity or person; in addition, the Company shall be subrogated to the rights of the Employee against SICO or any entity or person with respect to the unpaid shares and the Employee must take such steps as the Company may reasonably request to implement such subrogation.  Such amounts shall be payable in the form of shares or the cash equivalent issued to the Employee within the same taxable year that the Employee elected such amounts to be distributed to the Employee or, if later, by the 15th day of the third calendar month following such date, as the Company, in its sole discretion, may decide.

In the event of the Employee’s death prior to age 65, the Employee’s estate would receive the SICO AIG Shares provided that the Employee satisfied the conditions described in sub-Sections III.A.a through c above (as determined by the CMRC) until the date of the Employee’s death.  No cash dividends or other property rights pertaining to the SICO AIG Shares (other than the stock splits or stock dividends described above) will accrue or accumulate to the Employee or the Employee’s estate’s benefit during the period prior to the Employee’s receipt of such shares in accordance with the terms of this Agreement.  If the Employee is contemplating undertaking an activity and requests guidance from the Company regarding whether that activity would be compliant with the provisions of sub-Sections III.A.b and c above, the Employee should send that request, in writing, to [INSERT BUSINESS/DEPARTMENT LEADER NAME FOR EMPLOYEE’S EMPLOYER].  The Company will respond to that request, in writing, within twenty-one (21) days after the receipt of the Employee’s written request.

B.   Long Term Incentive Plans

For purposes of the AIG Long Term Incentive Plan (“LTIP”), Employee’s termination will be considered a termination without Cause (as defined in the LTIP) as of the Termination Date, and Employee shall retain any rights that Employee may have under the LTIP for payment of awards under a termination without Cause.

[Insert as applicable based on Employee’s outstanding LTIP awards: Employee was approved for a grant under the 2013 AIG LTIP of Performance Share Units (“PSUs”). Under the termination rules of the 2013 AIG LTIP, if a participant is terminated without Cause, the grant will immediately vest.  After the end of the 2013-2015 performance period, the CMRC will approve an earnout percentage (between 0-150%) that applies to the grant made to each participant. The final performance percentage approved by the CMRC will be applied to Employee’s target grant.  Employee’s performance-adjusted PSUs will be delivered in three tranches, in AIG stock (although the Company reserves the right to pay in cash), at the normal delivery dates, in accordance with the terms of the LTIP and the award agreement governing the grant.

Employee was approved for a 2014 LTI grant under the 2013 AIG LTIP of PSUs. After the end of the 2014-2016 performance period, the CMRC will approve an earnout percentage (between 0-150%) that applies to the grant made to each participant. The final performance percentage approved by the CMRC will be applied to Employee’s target grant.  Employee’s performance-adjusted PSUs will be delivered in three tranches, in AIG stock (although the Company reserves the right to pay in cash), at the normal delivery dates, in accordance with the terms of the LTIP and the award agreement governing the grant.

Employee was approved for a 2015 LTI grant under the 2013 AIG LTIP of PSUs. After the end of the 2015-2017 performance period, the CMRC will approve an earnout percentage (between 0-150%) that applies to the grant made to each participant. The final performance percentage approved by the CMRC will be applied to Employee’s target grant.  Employee’s performance-adjusted PSUs will be delivered in three tranches, in AIG stock (although the Company reserves the right to pay in cash), at the normal delivery dates, in accordance with the terms of the LTIP and the award agreement governing the grant.]

The next scheduled LTIP award payout for each LTIP grant, if any, may be reduced by the FICA and Medicare withholdings required in connection with all remaining awards under that particular LTIP grant, to the extent required by the US Tax Code.  Any long term incentive compensation paid to Employee is subject to the AIG Clawback Policy as amended from time to time.

C.   Enforcement

The Employee agrees that if the Employee fails to fulfill the Employee’s duties under Sections VI and X below, the Employee will forfeit the right to receive any of the payments or benefit enhancements set forth in this Section III that the Employee would not otherwise be entitled to receive under the terms and conditions of the Plan (and the Company shall be entitled to immediately cease paying any such amounts remaining due or providing any such benefits to the Employee pursuant to this Section III) and, to the extent that any such payments already have been made to the Employee or benefit enhancements already implemented at or prior to the time of the Employee’s failure to satisfy any such condition, the Employee must immediately return to the Company all such sums already paid to the Employee.

D.   Withholdings

All payments (whether in cash, shares or otherwise) provided for under Section III of this Agreement are subject to applicable tax withholdings.

IV.        Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, the Company’s right to alter the terms of such plans or programs).  No further deductions or employer matching contributions shall be made on behalf of the Employee to the Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate or be eligible for coverage under the Short-Term and Long-Term Disability programs, and the ISP.  After the Termination Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.

As set forth in Section IV.D of the Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage.  The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage.  In addition, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Employee’s eligibility to participate in any Company Retiree Medical program and, if eligible, may choose to participate in such Company Retiree Medical program as of the Termination Date at the applicable rate or pay for COBRA coverage.  The Employee shall also be entitled to a Supplemental Health & Life Payment of $40,000 which may, among other things, be payable towards COBRA and life insurance coverage after the Termination Date.

As set forth in Section IV.F of the Plan, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the American International Group, Inc. Non-Qualified Retirement Income Plan (the “Non-Qualified Plan”).  [For non-specified employees: To the extent the Employee has a vested benefit under the Non-Qualified Plan, any payments under such plan shall commence at the time specified in the Non-Qualified Plan, and shall be calculated as if “Qualified Plan Retirement Income” (as defined in the Non-Qualified Plan) began to be paid immediately following the Termination Date.] [ [For specified employees:  To the extent the Employee has a vested benefit under the Non-Qualified Plan, payments under such plan shall commence at the time specified in the Non-Qualified Plan, determined as if “Qualified Plan Retirement Income” (as defined in the Non-Qualified Plan) began to be paid immediately following the Termination Date.  Specifically, any such payments from the Non-Qualified Plan will commence as soon as administratively practicable after six months following the Termination Date.  At such time, the portion of the Employee’s Non-Qualified Plan payable in the form of a lump sum will be paid in full, plus the Employee will receive an amount equal to interest at an annual rate of 5% on such lump sum for the six-month period.  With respect to the portion of the Non-Qualified Plan benefit payable in the form of an annuity, the first payment after the six-month period will include an amount equal to the monthly annuity payments that the Employee would otherwise have received during the six-month period had his payments not been delayed for six months, retroactive to the first of the month after the Termination Date, plus interest on the delayed payments at an annual rate of 5%.]

The Company agrees to provide outplacement services to Employee with Challenger Gray and Christmas in accordance with the terms of the contract between the Company and Challenger Gray and Christmas.  However, such services shall commence only at the request of Employee to Challenger Gray and Christmas no later than one year following the Termination Date.

Except as set forth in this Agreement and Sections IV.D and E of the Plan there are no other payments or benefits due to the Employee from the Company.  The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Code section 409A to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.

V.         Release of Claims

In consideration of the payments and benefits described in Section IV of the Plan and Section II and III of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, assigns, directors, officers, partners, members, employees, agents, benefit plans, or the Plan (collectively, the “Releasees”) arising on or before the date of Employee’s execution of this Agreement, including, without limitation, any complaint, or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, [the New Jersey Conscientious Employee Protection Act/the District of Columbia Human Rights Act/the West Virginia Rights Act; the Massachusetts Wage Act, M.G.L. ch. 149, §§148, et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B], all as amended; and all other federal, state, local and foreign laws and regulations.  By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s Charter and by-laws or with respect to claims that the law does not permit Employee to waive by signing this Agreement (the “Unreleased Claims”).  Nothing herein modifies or affects any vested rights that Employee may have under any applicable retirement plan, 401(k) plan, incentive plan, or deferred compensation plan; nor does this Agreement and Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).

[Add for California employees:

All Existing Claims Waived.  Employee acknowledges that Employee may hereafter discover claims in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected Employee’s decision to execute this Release.  Employee hereby waives any such claims.  This is an express waiver of California Civil Code § 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”]

VI.        Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.  By signing this Agreement the Employee:

(a)  Acknowledges that the Employee shall not initiate or cause to be initiated on his/her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and

(b)  Waives any right to recover any monetary damages or other individual relief arising out of any Proceeding.

Notwithstanding the above, nothing in this Agreement, including, without limitation, Sections V, VI and X of this Agreement, shall:

(x)  limit or affect the Employee’s right to challenge the validity of the Employee’s release set forth in Section V above under the ADEA or Older Workers Benefit Protection Act or

(y) prevent the Employee from filing a charge or complaint with or participating in any investigation or proceeding conducted by the EEOC, National Labor Relations Board, or other federal, state or local governmental or regulatory agencies.

VII.       Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled.  The Employee acknowledges that the Employee has been advised that the Employee has [FOR ONE-OFF TERMINATION AND ANY EMPLOYEE UNDER 40: 21] [IF TERMINATION IS PART OF RIF OF MORE THAN ONE EMPLOYEE AND EMPLOYEE IS 40 OR OLDER: 45] days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement [INSERT IF TERMINATION IS PART OF RIF OF MORE THAN ONE EMPLOYEE: AND EMPLOYEE IS 40 OR OLDER:  , and that Employee has received the attached Exhibit A].

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION V OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VIII.      [INSERT FOR 40 AND OVER EMPLOYEES ONLY: Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to Annette Bernstein, Chief Labor and Employment Counsel, American International Group, Inc., 80 Pine Street, 13th Floor, New York, New York 10005, no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement.  Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan or this Agreement until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement.  If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement.  This Agreement will not become effective and enforceable until the eighth day after Employee’s signature (the “Effective Date”) (if not revoked pursuant to the terms of this paragraph.)]

IX.        No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

X.         Restrictive Covenants

A.        Non-Solicitation/Non-Competition

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1.  During the period commencing on the Employee’s Termination Date and ending on the one-year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity, without AIG’s written consent.

2.  During the period commencing on the Employee’s Termination Date and ending on the six-month anniversary of such date, the Employee shall not, directly or indirectly:

(a)  Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b)  Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c)  Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)  Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

3.  For purposes of this Section X, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business:

(a)  The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;

(b)  The life and accident and health insurance business;

(c)  The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;

(d)  The investment and financial services business, including retirement services and mutual fund or brokerage services; or

(e)  Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.

4.  Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

5.  The Employee understands that the provisions of this Section X.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:

(a)  Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;

(b)  Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c)  Such provisions are not harmful to the general public; and

(d)  Such provisions are not unduly burdensome to the Employee.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section X.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6.  It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section X.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section X.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.        Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with AIG) not to issue, circulate, publish or utter any disparaging statements, remarks or rumors about the Releasees.  Nothing herein shall prevent Employee from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, or (d) in connection with any investigation by AIG.

C.        Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D.        Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice AIG and would be detrimental to AIG’s continuing relationship with its employees.  Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement (except, if required, Employee may disclose the contents of Section X.A only, in connection with prospective employment) to anyone other than the Employee’s immediate family, attorneys, tax and financial advisors, governmental authorities or as may be legally required, and further agrees to use the Employee’s best efforts to ensure that none of Employee’s immediate family, attorneys or tax and financial advisors will reveal its existence or contents to anyone else.

The Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (if permitted to do so by applicable law):

(a) Promptly notify AIG of such order;

(b)  At the written request of AIG, diligently contest such order at the sole expense of AIG; and

(c)  At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Nothing herein shall prevent Employee from making or publishing any truthful statement without prior notice to the Company to any governmental authority, regulatory agency or self-regulatory organization, or in connection with any investigation by the Company.

Upon the Termination Date the Employee shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section X.D:

 “Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, and that is not generally known to the public through proper means.  Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets;  and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Company in confidence.

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E.         Developments

Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments.  The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware, or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F.         Cooperation

The Employee agrees (whether during or after the Employee’s employment with AIG) that, if served with a subpoena or order that would compel Employee to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning Employee’s employment with the Company, to send immediately (but in no event later than three (3) business days after Employee has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to General Counsel, American International Group, Inc., 80 Pine Street, 13th Floor, New York, New York 10005.  Employee further agrees to cooperate with AIG in connection with any litigation or legal proceeding or any investigatory or regulatory matters in which the Employee may have relevant knowledge or information.  This cooperation shall include, without limitation, the following:

(a) To meet and confer, at a time mutually convenient to the Employee and AIG, with AIG’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, preparing to testify, or appearing for interview, deposition, or trial testimony, without the need for the Company to serve a subpoena for such appearance and testimony; and

(b) To give truthful sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt AIG’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their instructions at deposition.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph.

XI.        Enforcement and Clawback

If (a) at any time the Employee breaches Sections VI, X.B or X.D (b) within one (1) year of the expiration of any restrictive covenant described in Section X.A of this

Agreement, AIG determines that the Employee breached such restrictive covenant or (c) within one year of the first payment date for any Severance benefit due under the terms of the Plan, AIG determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for AIG to terminate the Employee’s employment for Cause, then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (y) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Employee under Section IV.D through F of the Plan) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections X.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, AIG shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section X of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section X of this Agreement.

XII.       Resignation From Board of Directors

The Employee will resign from his/her directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) by signing, dating and returning a letter in the form attached to this Agreement at Schedule 1 to Annette Bernstein, American International Group, Inc., 80 Pine Street, Floor 13, New York, NY 10005 and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations. The Employee acknowledges and agrees that the Severance benefit set forth in Section II and the Supplemental Health & Life Payment set forth in Section IV of this Agreement is contingent upon Employee executing and returning such resignation letter.

XIII.      Inquiries From Prospective Employers

Employee agrees that Employee will direct any inquiries from prospective employers to The Work Number, at www.theworknumber.com, and the Company agrees that, in response to any such inquiries, The Work Number will only provide information regarding the dates of Employee’s employment and last job title, and shall inform the inquirer that it is company policy to provide only that information regarding former employees.  Employee will need to provide Employee’s Social Security Number and the AIG Employer Code (AIG-12573) to facilitate these inquiries.

XIV.     General Provisions

A.        No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.        Governing Law

TO THE EXTENT THAT U.S. FEDERAL LAW DOES NOT APPLY, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.  THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

C.        Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein.  There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing, signed by the parties hereto.  This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may be returned via mail or e-mail.  An electronically transmitted signature shall be treated as an original signature for all purposes.

D.        Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered:  (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt.  Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

American International Group, Inc.

80 Pine Street, 13th floor

New York, NY 10005

Fax: 877-481-4969

Attn: Annette Bernstein, Esq.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

[EMPLOYEE]

By:       ______________________________

Name:                                     Date:

Title:

AMERICAN INTERNATIONAL GROUP, INC.

By:       ______________________________

                                    Date:

SCHEDULE 1

MEMORANDUM

To:       Whom it May Concern

From:  [EMPLOYEE]

Re:      Resignation

Effective as of the date below, I hereby tender my resignation as officer and/or director of American International Group, Inc. and its subsidiaries or affiliates.  This resignation is effective for American International Group, Inc. and all of its direct and indirect subsidiaries in which I hold the title of director, trustee, officer, committee member, authorized agent or any other positions of which I am a designated signer.

Date:

                                                                                    [Employee]